Exhibit 99.1

Citrix Sales Exec to Take CEO Post at Sourcefire

FORT LAUDERDALE, Fla.--(BUSINESS WIRE)--Citrix Systems, Inc. (NASDAQ:CTXS), the global leader in application delivery infrastructure, today announced that John Burris, senior vice president of sales and services for Citrix, will join Sourcefire, Inc. (NASDAQ:FIRE), a leader in enterprise threat management solutions, as chief executive officer. Burris, who currently serves as a member of the board of directors of Sourcefire, will remain in his current position with Citrix until July 11, 2008.

“This is a great opportunity for John,” said Mark Templeton, president and chief executive officer for Citrix. “It’s a chance for him to take over the leadership reins of a public company in a fast growing segment of the industry, and in a company he already knows by virtue of his board position. We’ll miss John, and wish him success.”

Burris joined Citrix in 1999 to help build the company’s services organization. Since then, he has led a high-performing sales organization, leveraging a strong geographically-based sales leadership team with over 50 years of collective industry experience and an average of more than seven years of Citrix tenure. This team remains in place and will report to Mark Templeton until Burris’ replacement is named.

“I’ll always have incredible passion for Citrix, its vision, customers and partners,” said Burris. “Right now I’m focused on a smooth transition with the team, and then I’ll be ready to help Sourcefire realize its tremendous potential.”

About Citrix

Citrix Systems, Inc. (NASDAQ:CTXS) is the global leader and the most trusted name in application delivery infrastructure. More than 215,000 organizations worldwide rely on Citrix to deliver any application to users anywhere with the best performance, highest security and lowest cost. Citrix customers include 100 percent of the Fortune 100 companies and 99 percent of the Fortune Global 500, as well as hundreds of thousands of small businesses and prosumers. Citrix has approximately 8,000 partners in more than 100 countries. Annual revenue in 2007 was $1.4 billion.

For Citrix Investors

This release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release, which are not strictly historical statements, involve a number of factors that could cause actual results to differ materially, including risks associated with the uncertainty in the IT spending environment and the risk of a downturn in economic conditions generally, revenue growth and recognition of revenue, products, their development and distribution, product demand and pipeline, competitive factors, the Company’s key strategic relationships, acquisitions and related integration risks as well as other risks detailed in the Company’s filings with the Securities and Exchange Commission. Citrix assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

Citrix® is a trademark of Citrix Systems, Inc. and is registered in the U.S. Patent and Trademark Office and in other countries. All other trademarks and registered trademarks are property of their respective owners.

CONTACT:
Citrix Systems, Inc., Fort Lauderdale
Jason Wyse, 786-449-3740
jason.wyse@citrix.com